Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Form S-4 Registration Statement of Eclipse Resources Corporation of our reports dated January 20, 2015; April 16, 2014; and April 22, 2014, with respect to estimates of reserves and future net revenue of Eclipse Resources I, LP, as of December 31, 2014; December 31, 2013; and December 31, 2012, respectively. We also hereby consent to all references to our firm included in this Form S-4 Registration Statement, including under the caption “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 18, 2015